Exhibit 99.1

Kaival Brands Innovations Group, Inc.

FOR IMMEDIATE RELEASE

Release Date: __________	Contact name: Eric Dusansky
Phone number: (504) 381-4603
Email address: investors@kaivalbrands.com

Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) Announces Increased Distribution with Circle K and 7-ELEVEN

GRANT, FL, November 19, 2020 (GLOBE NEWSWIRE) – via GlobeNewsWire – Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) (“Kaival Brands,” the “Company,” or “we”), is the exclusive global distributor of products manufactured by Bidi Vapor, LLC (“Bidi Vapor”). Bidi Vapor’s primary offering, the BidiTM Stick, is the fastest-growing closed system vaping product in the U.S. The tamper-proof BidiTM Stick is also the only vape product on the market with an, ecologically friendly, mass recycling program. Kaival Brands also recently launched Bidi Vapor’s BidiTM Pouch, a tobacco-free nicotine pouch.

Throughout 2020, Kaival Brands has significantly increased the distribution of BidiTM Stick products through national retailers Most notably, Kaival Brands anticipates that by the end of 2020, it will have expanded the presence of Bidi Vapor products in Circle K stores from more than 2,000 stores to more than 5,000 stores. Concurrent with the Circle K rollout, Kaival Brands has secured commitments to add thousands of new retail locations beginning in December through January 2021 from several top tier c-store partners including 7-ELEVEN, resulting in an overall 30,000 store nationwide rollout.

In addition to a presence in brick and mortar stores, the Company is also tapping into the growing digital delivery sphere. Bidi Vapor products are available on the digital delivery service app “GoPuff.” With this partnership, products will be accessible via the app in more than 50 cities across America.

The unrivaled Bidi Vapor experience coupled with significant store growth has led to explosive revenue growth throughout the 2020 fiscal year. Kaival Brands’ revenue for the three and six months ended April 30, 2020 exceeded $22 million. In the third quarter of 2020, revenues were approximately $32 million, representing revenue growth of approximately 44%, as compared to the second quarter of 2020. Chief Executive Officer, Niraj Patel, is optimistic about Kavial Brand’s continued growth stating "Demand for the BidiTM Stick along with new store commitments, has led to pre-sale numbers for November 2020 that are higher than total revenue reported for the second quarter of 2020. The quality of the BidiTM Stick, our stewardship of the environment, and our strict compliance process around minors has created a loyal customer base."

When discussing the current market capitalization versus current revenue, Patel stated "We believe given our revenue and growth profile that our market capitalization represents a lack of appreciation and understanding of Kavial Brands and the Bidi Vapor brand in the public market. We are taking steps to remedy what we perceive as a profound mismatch and will continue to update the investor community of significant developments."

Learn more about Kaival Brands Innovations Group, Inc., at www.kaivalbrands.com.

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Kaival Brands Innovations Group, Inc., is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets.

Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation.

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

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For more information, please contact 833-4-KAIVAL or email us at investors@kaivalbrands.com.

Investor Relations:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

stephen@inflectionpartnersllc.com

Media:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

kandace@inflectionpartnersllc.com